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                                                                   EXHIBIT 15

                          ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W

Washington, D.C. 20549


We are aware that our report dated January 14, 2002, on our review of the interim financial statements of Return Assured, Inc. and Subsidiaries as of November 30, 2001 and for the three month period ended November 30, 2001 and included in the Form 10-QSB for the quarter ended November 30, 2001 is included in the Company's Registration Statement on Form SB-2. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
February 12, 2002